Exhibit 99.1

Phio Pharmaceuticals Announces Positive Pathology Results in Third Cohort

in INTASYL® PH-762 Skin Cancer Clinical Trial

– Complete Pathologic Response reported in 2 patients in the Third Cohort with cutaneous squamous cell carcinoma, complementing results in prior cohort

– Phio to present trial results to date at a podium presentation at Society for Investigative Dermatology (SID) Annual Meeting on May 10th

Marlborough, Massachusetts—(Newsfile Corp.-May 7, 2025) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer. Phio announced today that a complete pathologic response (100% tumor clearance) has been reported for 2 of 3 patients with cutaneous squamous cell carcinoma (cSCC) treated in the third dose cohort. The third patient was reported as having a pathologic non-response (<50% tumor clearance).

“These positive outcomes continue to indicate that PH-762 may present a viable non-surgical alternative in this large and continually expanding skin cancer market,” said Robert Bitterman, President and CEO of Phio Pharmaceuticals.

Phio's ongoing Phase 1b dose escalation clinical trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cSCC, Stage 4 melanoma, and Stage 4 Merkel cell carcinoma.

To date, a total of 10 patients with cutaneous carcinomas have been treated in Cohorts 1, 2 and 3. These cohorts included 9 patients with cSCC and 1 patient with metastatic melanoma. At day 36 (planned tumor excision), of the 9 patients with cSCC, 4 patients had a pathologic complete response (100% tumor clearance). One patient had a near complete response (>90% clearance) and 1 patient had a partial response (>50% clearance). The other 3 cSCC and one metastatic melanoma patient had a pathologic non-response (< 50% clearance). Patients with pathologic complete response (100% tumor clearance) may have visual signs of residual scar or subdermal inflammation prior to resection. No patients, however, exhibited clinical progression of disease.

To date, there were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort. The fourth cohort is currently enrolling patients; Phio expects to complete enrollment in the trial in the third quarter of 2025.

“The continued positive pathologic responses in this clinical trial of intratumoral PH-762 for cutaneous carcinoma increases our understanding of the potential therapeutic benefit for this immunotherapy. The safety profile supports ongoing dose escalation,” said Mary Spellman, MD, Phio’s acting Chief Medical Officer.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH- 762, that silences the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b clinical trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for PH-762 to present a viable non-surgical alternative for skin cancer, expectations regarding timing of enrollment, and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward- looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

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